As filed with the Securities and Exchange Commission on February 13, 2023.
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The Carlyle Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-2832612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1001 Pennsylvania Avenue, NW
Washington, D.C. 20004-2505
Telephone: (202) 729-5626
(Address of Principal Executive Offices)
  The Carlyle Group Inc. Inducement Award – Global Restricted Stock Unit Agreement
The Carlyle Group Inc. Inducement Award – Performance-Based Restricted Stock Unit Agreement
(Full title of the plans)
Jeffrey W. Ferguson
General Counsel
The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW
Washington, D.C. 20004-2505
Telephone: (202) 729-5626
(Name and address and telephone number, including area code, of agent for service)
With copies to:
Joshua Ford Bonnie
William R. Golden III
Charles C. Mathes
Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Telephone: (202) 636-5500
Facsimile: (202) 636-5502
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

 EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) registers 8,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of The Carlyle Group Inc. (the “Company” or the “Registrant”), which may be issued upon (i) the vesting and settlement of restricted stock units (“RSUs”), including any dividend equivalent RSUs, in accordance with the terms of the Global Restricted Stock Unit Agreement, by and between the Company and Harvey M. Schwartz, and (ii) the vesting and settlement of performance-based restricted stock units (“PSUs”), including any dividend equivalent PSUs, in accordance with the terms of the Performance-Based Restricted Stock Unit Agreement, by and between the Company and Mr. Schwartz (collectively, the “Employment Inducement Awards”). In each case, the Employment Inducement Awards are being granted to Mr. Schwartz, effective as of February 15, 2023, in reliance on the employment inducement exemption provided under the Nasdaq Listing Rule 5635(c)(4).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement:
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 9, 2023 (the “Form 10-K”);
(b)    The Company’s Current Report on Form 8-K filed on February 6, 2023; and
(c)    The description of the Company’s securities contained in Exhibit 4.14 of the Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 2, 2022, including any amendment or report filed for the purpose of updating such description.
All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
The validity of the Common Stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the Company.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
Our amended and restated by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated by-laws or otherwise.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated by-laws, agreement, vote of stockholders or disinterested directors or otherwise.
We maintain standard policies of insurance that provide coverage (i) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.
We are party to indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of The Carlyle Group Inc. (incorporated by reference to Exhibit 3.2 of The Carlyle Group Inc.’s Current Report on Form 8-K filed on January 2, 2020).

4.2	Bylaws of The Carlyle Group Inc. (incorporated by reference to Exhibit 3.3 of The Carlyle Group Inc.'s Current Report on Form 8-K filed on January 2, 2020).

4.3*	Form of Global Restricted Stock Unit Agreement.

4.4*	Form of Performance-Based Restricted Stock Unit Agreement.

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

107.1*	Filing Fees.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on February 13, 2023.

The Carlyle Group Inc.

By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint William E. Conway, Jr., Curtis L. Buser and Jeffrey W. Ferguson, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the U.S. Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of February, 2023.

Signature	Title

/s/ William E. Conway, Jr.	Co-Founder, Interim Chief Executive Officer, and Co-Chairman
William E. Conway, Jr.	(Principal Executive Officer)

/s/ Curtis L. Buser	Chief Financial Officer
Curtis L. Buser	(Principal Financial Officer)

/s/ Daniel A. D’Aniello	Co-Founder, Chairman Emeritus and Director
Daniel A. D’Aniello

/s/ David M. Rubenstein	Co-Founder, Co-Chairman and Director
David M. Rubenstein

/s/ Peter J. Clare	Chief Investment Officer for Corporate Private Equity, Chairman of Americas Private Equity, and Director
Peter J. Clare

/s/ Linda H. Filler	Director
Linda H. Filler

/s/ Lawton W. Fitt	Director
Lawton W. Fitt

/s/ James H. Hance Jr.	Director
James H. Hance Jr.

/s/ Mark S. Ordan	Director
Mark S. Ordan

/s/ Derica W. Rice	Director
Derica W. Rice

/s/ Dr. Thomas S. Robertson	Director
Dr. Thomas S. Robertson

/s/ William J. Shaw	Director
William J. Shaw

/s/ Anthony Welters	Director
Anthony Welters

/s/ Charles E. Andrews, Jr.	Chief Accounting Officer
Charles E. Andrews, Jr.	(Principal Accounting Officer)